Exhibit 99.1

FOR IMMEDIATE RELEASE:

MEDALLION FINANCIAL CORP. ANNOUNCES COMPLETION OF AMENDED AND RESTATED PRIVATE PLACEMENT OF $17.5 MILLION OF SENIOR NOTES

Includes $5.0 Million of Incremental Notes, Extends Maturity, and Lowers Interest Rate

NEW YORK, NY – June 25, 2024 – Medallion Financial Corp. (NASDAQ: MFIN, “Medallion” or the “Company”), a specialty finance company that originates and services loans in various consumer and commercial industries, along with offering loan origination services to fintech strategic partners, announced today that it has completed a private placement of $17.5 million aggregate principal amount of senior unsecured notes to a certain institutional investor, by amending and restating its existing 9.00% senior notes due 2033. The notes now mature on June 30, 2039, and bear a fixed interest rate of 8.875% per year, paid semi-annually commencing June 30, 2024. The notes received an investment grade rating of A- by Egan-Jones.

As disclosed via a Current Report on Form 8-K filed on December 28, 2023, the Company initially completed a private placement of $12.5 million aggregate principal amount of senior unsecured notes to a certain institutional investor. At that time, the notes were to mature on December 30, 2033, and bear a fixed interest rate of 9.00% per year, paid semi-annually, with the initial payment expected on June 30, 2024. On June 24, 2024, the Company completed a private placement amending and restating such 9.00% senior notes due 2033 with the same institutional investor. The primary changes were to increase the principal amount from $12.5 million to $17.5 million, or an increase of $5.0 million, extend the maturity date from December 30, 2033 to June 30, 2039, and decrease the fixed interest rate from 9.00% to 8.875%. The net proceeds will be used for general corporate purposes.

“We are pleased with the closing of our expanded private placement with an investment grade rating, which is another strong sign of the quality of our assets. We continue to build on the strength of our Company, improved balance sheet, and flexibility of our capital structure,” stated Andrew Murstein, President and COO of Medallion. “We achieved our three primary objectives – we increased the amount, extended the term, and lowered the rate. That is a great combination and will help us continue to deliver long-term shareholder value.”

About Medallion Financial Corp.

Medallion Financial Corp. (NASDAQ:MFIN) and its subsidiaries originate and service a growing portfolio of consumer loans and mezzanine loans in various industries. Key industries served include recreation (towable RVs and marine) and home improvement (replacement roofs, swimming pools, and windows). Medallion Financial Corp. is headquartered in New York City, NY, and its largest subsidiary, Medallion Bank, is headquartered in Salt Lake City, Utah. For more information, please visit www.medallion.com.

Forward-Looking Statements

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, net interest income and expenses, other expenses, earnings, growth, and our growth strategy. These statements are often, but not always, made using words or phrases such as “will” and “continue” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These statements relate to future public announcements of our earnings, the impact of the pending SEC litigation, expectations regarding our loan portfolio, including collections on our medallion loans, the potential for future asset growth, and market share opportunities. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. For example, statements about the effects of the current economy, whether inflation or the risk of recession, operations, financial performance and prospects constitute forward-looking statements and are subject to the risk that the actual impacts may differ, possibly materially, from what is reflected in those forward-looking statements due to factors and future developments that are uncertain, unpredictable and in many cases beyond Medallion’s control. In addition to risks relating to the current economy, for a description of certain risks to which Medallion is or may be subject, including risks related to the pending SEC litigation, please refer to the factors discussed under the heading “Risk Factors” in Medallion’s 2023 Annual Report on Form 10-K.

Company Contact:

Investor Relations

212-328-2176

InvestorRelations@medallion.com